               FIRST AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT
               ------------------------------------------------


     This First Amendment to Executive Severance Agreement ("Amendment") is made as of the 2nd day of May, 1996 between Renal Treatment Centers, Inc. (the "Company"), a Delaware corporation and Barbara A. Bednar (the "Executive").

                              W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to a certain Executive Severance Agreement dated May 1, 1995 (the "Agreement"); and

WHEREAS, the parties wish to make certain changes to the Agreement, all as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Amendments.
     ----------

     a.  Section 1(b) is hereby amended to read in full as follows:

     "(b) If the Executive is employed by the Company on the date on which a Change of Control of the Company occurs, then, except as otherwise provided in Sections 4 and 5(a), the Company agrees to employ the Executive, and the Executive agrees to serve the Company, in a management capacity for a period of twelve (12) months, commencing on the date on which the Change of Control occurs."

     b.  Section 3(c) is hereby amended to read in full as follows:

     "(c) In addition to all other compensation to be paid to the Executive by the Company hereunder upon the occurrence of a Change of Control, the Company shall cause all options ("Options") granted to the Executive under the Company's stock option plans to become fully vested and exercisable immediately upon the Change of Control. In addition, the Executive shall have the right exercisable by written notice to the Company upon the occurrence of a Change of Control to elect to receive, in lieu of shares of common stock of the Company (the "Company Shares") issuable upon the exercise of Options (which Options shall be canceled upon the making of the payment referred to below), an amount in cash equal to the aggregate spread between the exercise prices of the Options held by the Executive, whether or not then fully vested or exercisable, and the higher of
(a) the closing price per Company Share as reported on the New York Stock Exchange on the date of the Change of Control (or the last trading date prior thereto); or (b) the highest price per Company Share actually paid in connection with the Change of Control of the Company (the higher price being referred to as the "Termination Price"), but excluding from such calculation all Options the exercise price of which is in excess of the Termination Price."

     c. Subsections (a), (b), (c) and (d) of Section 5 are hereby amended to read in full as follows:

     "(a) If, during the Post Change of Control Employment Period, the Executive shall terminate his employment other than for Good Reason (as defined in Section 7 of this Agreement) or Constructive Discharge (as defined in the Employment Agreement), or shall violate the provisions of Section 2(c) hereof, the Company's remaining obligations under this Agreement shall terminate.

     (b) The Company shall have the right to terminate the Post Change of Control Employment Period of the Executive under this Agreement for Material Cause (as defined below), and for no other reason. Upon such termination, the Company's remaining obligations under this Agreement shall terminate. Moreover, any conduct of the Executive in connection with a Change of Control (including his opposition to or support of a Change of Control) shall not under any circumstances be deemed to constitute Material Cause for purposes of this Agreement.

     (c) If the Executive shall terminate his employment for Good Reason or by reason of Constructive Discharge prior to the end of the Post Change of Control Employment Period, the Executive shall receive the same payments that would have been provided to the Executive under Sections 5(e) and 5(f) hereof.

     (d) If the Company shall terminate the employment of the Executive prior to the end of the Post Change of Control Employment Period for any reason other than Material Cause as provided in Section 5(b) of this Agreement or total disability or incapacity for a period of at least six consecutive months as provided in Section 4(b) of this Agreement, or if the Executive shall terminate his employment for Good Reason or by reason of Constructive Discharge prior to the end of the Post Change of Control Employment Period, the Executive shall be entitled to receive such payments and benefits as are specifically provided by this Agreement for a period equal to the balance of the Post Change of Control Employment Period as if such termination had not occurred."

     d. A new Section 7(d) is added to the Agreement to read in full as follows:

     "(d) For purposes of this Agreement, the term "Material Cause" shall mean any of the following:

           (i) conviction of a felony involving moral turpitude relating to the business of the Company and which does, in fact, adversely and directly affect the business of the Company;

           (ii) the adjudication by a court of competent jurisdiction that the Executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company;

           (iii) repeated failure or refusal by the Executive to follow policies or directives reasonably established by the Company that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to the Executive; and

           (iv) persistent willful failure by the Executive to fulfill his duties that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to the Executive."

     e.    The first paragraph of Section 8 is amended to read as follows:

     "In the event that any payment or benefit received or to be received by the Executive in connection with a Change of Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any successor to the Company or any corporation ("Affiliate") affiliated with the Company or which becomes so affiliated pursuant to the transactions resulting in a Change of Control, both within the meaning of
Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), (collectively all such payments are hereinafter referred to as the "Total Payments")) is deemed to be an "Excess Parachute Payment" (in whole or in part) to the Executive as a result of Section 280G and/or 4999 of the Code, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to the Executive by the Company hereunder, the Company, within thirty (30) days of the date on which the Change of Control occurs, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Code
Section 4999 by the amount of the "Excess Parachute Payment" received by the Executive (determined without regard to any payments made to the Executive pursuant to this Section) and dividing the product so obtained by the amount obtained by subtracting the aggregate, local, state and Federal income tax rates applicable to the receipt by the Executive of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is the Company's intention that the Executive's net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code."

2.   Ratification and Confirmation.  The other terms and conditions of the
     -----------------------------
Agreement, as amended by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

3.   Miscellaneous. This Amendment shall be effective as of May 2, 1996.  This
     -------------
Amendment may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original and in making proof of this Amendment it shall be necessary only to produce sufficient counterparts. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania, conflict of laws provisions notwithstanding.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Amendment as of the day and year first above written.

                                    RENAL TREATMENT CENTERS, INC.


                                    By: /s/ Robert L. Mayer, Jr.
                                       -------------------------
                                       Robert L. Mayer, Jr.,
                                       President and Chief Executive Officer


Witness:


 /s/ Thomas J. Karl                 /s/ Barbara A. Bednar
- ------------------------            ----------------------------
                                    Barbara A. Bednar


                                       4